Joint News Release

Public Storage Properties XX, Inc.
Public Storage, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA 91221-5050
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                                       For Release:     Immediately
                                       Date:            February 13, 1998
                                       Contact:         Mr. Harvey Lenkin
                                                        (818) 244-8080


GLENDALE, California--Public Storage Properties XX, Inc. (AMEX:PSZ) and Public Storage, Inc. (NYSE:PSA) announced today that the corporations had agreed, subject to certain conditions, to merge. In the merger, PSZ would be merged with and into PSA, and each outstanding share of PSZ's Common Stock Series A would be converted, at the election of the shareholders of PSZ, into either shares of PSA Common Stock or, with respect to up to 20% of the PSZ Common Stock, $22.57 in cash. This dollar amount has been based on PSZ's estimated net asset value (the appraised value of PSZ's real estate assets as of October 1, 1997 and the estimated book value of PSZ's other net assets as of April 1998). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PSZ's shareholders' meeting. The number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election will be reduced by the amount of cash distributions required to be paid to PSZ's shareholders by PSZ prior to completion of the merger in order to satisfy PSZ's REIT distribution requirements. Additional distributions would be made to shareholders of PSZ to cause PSZ's estimated net asset value as of the effective date of the merger to be substantially equivalent to $22.57 per share. The merger is conditioned on, among other requirements, approval by PSA's board of directors, receipt of a satisfactory fairness opinion by PSZ and approval by the shareholders of PSZ. It is expected that any merger would close during the first half of 1998.

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